Exhibit 10.3

AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 30th day of April, 2025, by and between BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND, a Delaware statutory trust (the “Fund”), and BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C., a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund and the Adviser previously entered into an expense support and conditional reimbursement agreement (the “Expense Support and Conditional Reimbursement Agreement”) dated February 20, 2025 whereby the Fund and the Adviser determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met; and

WHEREAS, the Fund and the Adviser wish to amend and restate the Expense Support and Conditional Reimbursement Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Fund

(a) At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”). In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of Expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or shareholder servicing fees of the Fund.

(b) The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Adviser committing in writing (including writings via e-mail) to pay the Expense Payment. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser on the Fund’s behalf or by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

(c) The Adviser hereby agrees to bear all expenses of the Fund until the Fund completes its first sale of shares in its private offering. Such expenses will be treated as an Expense Payment effective as of the date of the first sale in the Fund’s private offering and reimbursable by the Fund in accordance with Section 2, provided that the Fund will not be obligated to reimburse such expenses until it has completed its first sale of shares in its private offering.

2.	Reimbursement of Expense Payments by the Fund

(a) Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2(b), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month have been reimbursed; provided that the Fund will not be obligated to reimburse expenses until it has completed its first sale of shares in its private offering. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” Notwithstanding anything herein to the contrary, the Adviser will not be entitled to receive a Reimbursement Payment for Expense Payments made by the Adviser to the Fund following the three-year anniversary of the date on which such Expense Payments were made. For purposes of this Agreement, “Available Operating Funds” means the sum of the Fund’s cumulative net increase (decrease) in net assets resulting from operations as determined in accordance with generally accepted accounting principles for investment companies prior to any Reimbursement Payments accrued in the current period, less cumulative net unrealized appreciation/depreciation.

(b) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any applicable calendar month shall be made if: (1) the Effective Rate of Distributions Per Share (as defined below) declared by the Fund at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Fund’s Operating Expense Ratio (as defined below) at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management and incentive fees owed to the Adviser, interest expense, and investment expenses by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred (i.e., total expenses stated in the Fund’s Consolidated Statement of Operations) as determined in accordance with generally accepted accounting principles for investment companies.

(d) The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate upon (i) the termination by the Fund of the amended and restated investment advisory agreement, dated April 30, 2025, entered between the Fund and the Adviser, as may be further amended or restated; (ii) a determination by the board of trustees to dissolve or liquidate the Fund; or (iii) a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company, which continues to be managed by the Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

BLACKSTONE PRIVATE REAL ESTATE CREDIT AND INCOME FUND

By:	/s/ David Rosen
Name: David Rosen
Title: Authorized Signatory

BLACKSTONE REAL ESTATE SPECIAL SITUATIONS ADVISORS L.L.C.

By:	/s/ David Rosen
Name: David Rosen
Title: Managing Director

[Signature Page to Amended and Restated Expense Support and Conditional Reimbursement Agreement]

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